Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
Brown & Brown, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	4.600% Notes due 2026	Rule 457(o) and Rule 457(r)(1)	$400,000,000	99.994%	$399,976,000	.00015310	$61,236
		4.700% Notes due 2028		$500,000,000	99.928%	$499,640,000	.00015310	$76,495
		4.900% Notes due 2030		$800,000,000	99.829%	$798,632,000	.00015310	$122,271
		5.250% Notes due 2032		$500,000,000	99.838%	$499,190,000	.00015310	$76,426
		5.550% Notes due 2035		$1,000,000,000	99.697%	$996,970,000	.00015310	$152,636
		6.250% Notes due 2055		$1,000,000,000	99.758%	$997,580,000	.00015310	$152,730

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$4,191,988,000		$641,794

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$641,794

(1)
Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rules 456(b) and 457(r) of the Securities Act.